Exhibit 99.1

REVA Commences the RESTORE Clinical Trial

First Human Implants with ReZolveTM Scaffold

San Diego, California and Sydney, Australia (Wednesday, December 21, 2011, PST) – REVA Medical, Inc. (ASX: RVA) (“REVA” or the “Company”) is pleased to announce that it has initiated patient enrollment in a pilot clinical study designed to evaluate its ReZolve™ Bioresorbable Sirolimus-Eluting Coronary Scaffold. The RESTORE Trial (Pilot Study of the ReZolve Sirolimus-Eluting Bioresorbable Coronary Scaffold) will evaluate the safety and performance of ReZolve in 50 patients at multiple leading heart centers in Brazil and Europe.

ReZolve is a fully bioresorbable polymer scaffold designed to provide all of the proven benefits of a metal drug-eluting stent, with the advantage of dissolving from the body after it is no longer needed, leaving the patient free of a permanent implant.

The first patient implant was performed by the study’s principal investigator, Dr. Alexandre Abizaid, Chief of Coronary Interventions at the Instituto Dante Pazzanese de Cardiologia in Sao Paulo, Brazil. Dr. Abizaid is a renowned interventional cardiologist and the institute is one of the world’s leading heart centers.

“The procedure went very smoothly in a 90% occluded coronary artery utilizing standard practices that are used to implant conventional metallic stents around the world today. The REVA fully bioresorbable polymer scaffold deployed and became well-apposed against the artery wall and we were able to visualize the entire scaffold under standard x-ray imaging, which was very helpful,” commented Dr. Abizaid. “While we will need to continue to gather data over the coming year to measure the safety and efficacy of this device, I was pleased with the outcome of today’s procedure; the ReZolve scaffold delivered and deployed as designed.” Dr. Abizaid also added, “bioresorbable scaffolds represent an exciting new frontier to the treatment of coronary artery disease due to their potential to return the vessel to normal function after restoring blood flow. I am excited about the potential clinical benefits ReZolve may provide our patients and my team looks forward to enrolling additional patients in the RESTORE trial.”

Commenting on the initiation of the study, REVA’s Chairman and CEO, Bob Stockman said, “The start of our clinical trial, after months of deliberate technology refinement, is the most important event in our company’s history. Today culminates the hard work of our very dedicated team at REVA over a number of years. REVA now joins other pioneering companies who have advanced the treatment of coronary artery disease. We are especially grateful to be associated with Dr. Abizaid and his expert team, and we are most excited to join Dr. Abizaid in the evaluation of this novel and highly anticipated technology.”

HEAD OFFICE: 5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com

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Data from the RESTORE trial will become available throughout 2012. Assuming acceptable results from this trial, REVA will initiate a larger scale clinical trial that will provide the data needed to apply for CE Mark approval in Europe.

About the RESTORE Trial

The RESTORE trial is a prospective, multi-center study designed to evaluate the safety and performance of the ReZolve™ scaffold in 50 patients at multiple centers in Brazil and Europe. The treatable population consists of patients with symptomatic coronary artery disease due to one or more discrete areas of blockage. The study’s primary endpoint is freedom from symptomatic target lesion revascularization (retreatment) at a six-month clinical evaluation. This will be followed by imaging of the stented area at twelve months to measure various quantitative parameters such as Late Loss and Restenosis Rate. Patients will be followed for five years, evaluating overall MACE (Major Adverse Coronary Events) including myocardial infarction (heart attack) and death.

About REVA

REVA is a development stage medical device company incorporated in Delaware, USA, that is focused on the development and eventual commercialisation of its proprietary, bioresorbable stent products. REVA’s lead product, the ReZolve™ scaffold, combines REVA’s proprietary scaffold design with a proprietary polymer that is metabolised and cleared from the body. The ReZolve scaffold is designed to offer full x-ray visibility, clinically relevant sizing and a controlled and safe resorption rate. In addition, by early encapsulation of the stent in the artery tissue coupled with the loss of scaffold structure over time, the ReZolve scaffold may reduce the incidence of late forming blood clots, or thrombosis, a rare but serious problem associated with drug-eluting metal stents currently on the market. REVA will require clinical results and regulatory approval before it can begin selling the ReZolve scaffold.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that are not historical, including those statements that address future operating performance and events or developments that we expect or anticipate will occur in the future, are forward-looking statements. You should not place undue reliance on these forward-looking statements. Although management believes these forward-looking statements are reasonable as and when made, forward-looking statements are subject to a number of risks and uncertainties that may cause our actual results to vary materially from those expressed in the forward-looking statements, including our ability to obtain the regulatory approvals required to market our ReZolve scaffold, our ability to timely and successfully complete our clinical trials, our ability to protect our intellectual property position, our ability to commercialize our products if and when approved, our ability to develop and commercialize new products, and our estimates regarding our capital requirements and financial performance, including profitability. Other risks and uncertainties that may cause our actual results to vary materially from any forward-looking statements are described in the “Risk Factors” section of our Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on March 30, 2011, as updated in our Quarterly Reports on Form 10-Q filed with the SEC for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011. We may update our risk factors from time to time in our periodic reports or other current reports filed with the SEC. Any forward-looking statements in this announcement speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

United States Investor and Media Enquiries: Cheryl Liberatore Director, Investor Relations and Marketing REVA Medical, Inc. +1 858 966-3045	Australia Investor Enquiries: David Allen or Alan Taylor Inteq Limited +61 2 9231 3322 Media Enquiries: Katie Mackenzie or Rebecca Wilson Buchan Consulting +61 3 9866 4722